Exhibit 3.1
PLAN OF CONVERSION
OF
GLOBEPAN RESOURCES, INC.
This Plan of Conversion is made by GlobePan Resources, Inc., a Nevada corporation (the “Company”).
1.	The name of the Constituent Entity is GlobePan Resources, Inc. The address of the Constituent Entity is 6518 121st Street, Suite 5, Surrey, British Columbia, Canada, V3W 1C4, and its jurisdiction of organization is Nevada.

2.	The name of the Resulting Entity shall be GlobePan Resources, Inc. The address of the Resulting Entity shall be 6518 121st Street, Suite 5, Surrey, British Columbia, Canada, V3W 1C4, and its jurisdiction of organization shall be Delaware.

3.	The terms and conditions of the conversion are as follows:
(a)	The Conversion. The Company shall effect the conversion (the “Conversion”) of the Company from a Nevada corporation to a Delaware corporation by causing (i) articles of conversion (the “Nevada Articles of Conversion”) in such form as required by the provisions of Section 92A.205 of the Nevada Revised Statutes, 1957, as amended (the “Nevada Law”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Nevada as provided in the Nevada Law, (ii) a certificate of conversion (the “Delaware Certificate of Conversion”) in such form as required by the provisions of Section 265 of the General Corporation Law of the State of Delaware (the “Delaware Law”) to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the Delaware Law, (iii) a certificate of incorporation (the “Delaware Certificate of Incorporation”) in such form as required by the provisions of Section 102 of the Delaware Law to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the Delaware Law, and (iv) bylaws (the “Bylaws”) in such form as required by the provisions of Section 109 of the Delaware Law to be properly adopted by the initial director(s) as named in the Certificate of Incorporation.

(b)	Effective Time. The Conversion shall become effective at such time as the Nevada Articles of Conversion are filed with the Secretary of State of the State of Nevada, and both the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation have been duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is specified in the Nevada Articles of Conversion and Delaware Certificate

•	of Conversion, if any (the time that the Conversion becomes effective, the “Effective Time”).

(c)	Effect of Conversion. Following the Effective Time, the Constituent Entity shall be converted into the Resulting Entity and shall be governed by and subject to the law of jurisdiction of the Resulting Entity. The Conversion shall be a continuation of the existence of the Constituent Entity. The title to all real estate and other property owned by the Constituent Entity shall be vested in the Resulting Entity without reversion or impairment. The Resulting Entity shall have all the liabilities of the Constituent Entity. A proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity. A shareholder of the Resulting Entity shall remain liable for all the obligations of the Constituent Entity to the extent the shareholder was personally liable before the Conversion. The Constituent Entity shall not be required to wind up its affairs, pay its liabilities, distribute its assets or dissolve, and the Conversion shall not be deemed a dissolution of the Constituent Entity.
4.	The manner and basis of converting the shareholders’ interests of the Constituent Entity into shareholder’s interests in the Resulting Entity shall be as follows:
By virtue of the Conversion, and without any action on the part of the shareholders of the Constituent Entity, each issued and outstanding share of common stock, par value $0.001 per share, of the Constituent Entity shall be converted into and represent 2.5945572 issued and outstanding shares of common stock, par value $0.001 per share, of the Resulting Entity, provided that any fractional shares to be issued to each shareholder of the Constituent Entity pursuant to such conversion shall be rounded to the nearest whole number of shares. Each stock certificate of the Constituent Entity evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Resulting Entity.
5.	The full text of the Delaware Certificate of Incorporation and the Bylaws are attached hereto as Exhibit A and Exhibit B, respectively.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has duly executed this Plan of Conversion on behalf of the Company this 24th day of January, 2007.

GLOBEPAN RESOURCES, INC., a Nevada corporation

/s/ Russell Field

By:	Russell Field
Title:	President

Exhibit A
Delaware Certificate of Incorporation
(See Exhibit 3.4 to this Current Report on Form 8-K)

Exhibit B
Bylaws
(See Exhibit 3.5 to this Current Report on Form 8-K)